UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 8, 2009

ABLEAUCTIONS.COM, INC.
(Exact name of Registrant as specified in charter)

Florida	000-28179	59-3404233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1963 Lougheed Highway
Coquitlam, British Columbia Canada
(Address of principal executive offices)

Registrant’s telephone number, including area code:  604-521-3369

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01             Entry into a Material Agreement

The following discussion provides only a brief description of the document described below.  The discussion below is qualified in its entirety by the full text of the agreement.

On June 8, 2009 we and our subsidiary, RapidFusion Inc., signed a License Agreement with Pacific Amber Technologies Inc. (“PATI”).  The effective date of the License Agreement is June 1, 2009.  PATI is an employee-owned entity not otherwise affiliated with us.

Under the terms of the License Agreement, PATI has sublicensed all of  RapidFusion’s Point of Sale (“POS”) technology and its source code, domain names, intellectual property and various other assets used in the operations of Rapidfusion’s business (“Licensed Assets”) in consideration for 50% of net profits realized from PATI’s operations or 5% of PATI’s gross profits from it’s POS revenues, whichever is greater..  The sublicense is non-exclusive.  The License Agreement will continue until terminated by a breach by either party or until either party ceases its business or becomes insolvent.  We continue to own the Licensed Assets and will own any enhancements made to the Licensed Assets by PATI or any of its affiliates in the future.  PATI has also hired all of Rapidfusion’s employees as of the effective date and has begun performing Rapidfusion’s obligations under its contracts and warranty agreements.

Going forward, both parties will continue to look for a suitable buyer or partner for the RapidFusion business.  If we complete a sale or license of the RapidFusion business, then PATI will receive a minimum of 25% of the consideration payable to us upon completion of the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABLEAUCTIONS.COM, INC.

Date: June 9, 2009	By:	/s/ Abdul Ladha
Abdul Ladha
Chief Executive Officer